Hawk Announces Second Quarter 2007 Results

•	Net sales increase by 10.1% to record $58.9 million
•	Income from operations up 32.5% to $5.3 million
•	Income from continuing operations after taxes increases 280.0% to $1.9 million
•	Full year 2007 income for operations guidance increased to between $14.0 million to $16.0 million

CLEVELAND, Ohio - August 9, 2007 - Hawk Corporation (AMEX: HWK) announced today that net sales for the second quarter ended June 30, 2007 increased by 10.1% to $58.9 million from $53.5 million in the comparable prior year period. The Company’s net sales benefited during the quarter from the impact of pricing actions initiated in the second half of 2006, strong economic conditions in most of the Company’s end markets, including the construction and mining, aerospace and defense, agriculture, specialty friction and its performance automotive markets. Anticipated weakness in the heavy truck market has proved to be more modest than originally anticipated. Sales for the six months ended June 30, 2007 were $117.1 million, an increase of $10.8 million, or 10.2%, from $106.3 million in the comparable prior year period.

Income from operations for the second quarter of 2007 was $5.3 million, an increase of $1.3 million, or 32.5%, from $4.0 million in the prior year period. The increase in income from operations resulted from the Company’s sales unit volume increases, continued operating improvements at the Company’s domestic manufacturing facilities and pricing actions. This improvement in earnings led to higher incentive compensation expenses in the second quarter of 2007 compared to the prior year period. The Company incurred $0.4 million of legal costs during the three month period ended June 30, 2007, related to the previously announced Securities and Exchange Commission (SEC) and Department of Justice (DOJ) investigations. For the six month period ended June 30, 2007, the Company reported income from operations of $10.6 million, an increase of $6.5 million, or 158.5%, from $4.1 million in the comparable prior year period.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “We are very pleased with the second quarter results, which benefitted from strong end market activity as well as continued improvements from our Tulsa facility. Our operational and working capital management is improving, as evidenced by an increase in our cash position of $3.3 million during the quarter, despite spending $2.0 million in our stock buy-back program and a $1.0 million foreign debt reduction. In addition we reduced our inventory levels by $2.7 million from December 31, 2006 levels. Our income from operations increased during the second quarter of 2007 by 32.5% reflecting the success of our pricing actions and the efficiencies working through the organization as a result of the continuing operating improvements in Tulsa. We continue to focus on the strategic initiatives we set for ourselves at the completion of the sale of our precision components segment.”

For the second quarter ended June 30, 2007, the Company reported net income from continuing operations after taxes of $1.9 million, or $.20 per diluted share, an improvement of $1.4 million, or 280.0%, compared to net income from continuing operations after taxes of $0.5 million, or $.05 per diluted share, in the comparable prior year period. The Company reported interest income of $1.1 million and $1.8 million, respectively, for the three and six month periods ended June 30, 2007 which was generated from the investment of cash proceeds from the sale of the precision components segment on February 2, 2007.

The Company reported net income, including net income from its discontinued operations of $2.1 million, or $.22 per diluted share for the three months ended June 30, 2007, an increase of $0.3 million, or 10.5%, compared to net income of $1.9 million, or $.20 per diluted share for the three month period ended June 30, 2006. For the six month period ended June 30, 2007, the Company reported net income of $14.9 million, or $1.58 per diluted share, an increase of $12.6 million, or 547.8%, compared to $2.3 million, or $.24 per diluted share in the comparable prior year period.

Business Segment Results
Net sales in the friction products segment for the three months ended June 30, 2007 increased $5.1 million, or 10.2%, to a record $55.3 million from $50.2 million in the comparable prior year period. Primary drivers of the sales increase included pricing actions, strong worldwide demand in the construction and mining, aerospace and defense, agriculture, specialty friction and performance automotive markets, and increased sales as a result of new business awards. As expected, sales to the heavy truck market declined, but not as steeply as anticipated, as a result of the implementation of the new vehicle emission control standards at the beginning of 2007. Net sales from the segment’s foreign facilities represented 38.1% of the segment’s total net sales for the three month period ended June 30, 2007 compared to 32.6% in the comparable prior year period. The effect of foreign currency exchange rates accounted for 2.7% of the segment’s 10.1% net sales increase during the quarter. For the six months ended June 30, 2007, net sales in the friction products segment were a record $109.5 million, up 10.4%, from $99.2 million in the comparable prior year period.

For the quarter ended June 30, 2007, income from operations in the friction products segment increased $0.9 million or 20.0%, to $5.4 million from $4.5 million in three months ended June 30, 2006. The increase in income from operations was driven by sales unit volume increases, increased manufacturing efficiencies from the Company’s domestic manufacturing facilities and pricing actions. The increase was partially offset by increased incentive compensation expense during the period and legal costs related to the Company’s previously announced SEC and DOJ investigations. For the six months ended June 30, 2007 income from operations in the friction products segment was $10.8 million, up $6.0 million, or 125.0% from $4.8 million in the comparable prior year period.

In the Company’s performance racing segment, net sales for the three months ended June 30, 2007 were $3.6 million, an increase of $0.3 million, or 9.1%, from $3.3 million in the comparable prior year period. Over the course of the last two years, the Company has sought to upgrade the engineering and technological expertise of this segment to reflect similar changes taking place in the motorsports market. The sales increase represented the effects of the upgrade initiative and new business awards resulting from the newly introduced NASCAR “Car of Tomorrow” which was introduced on a limited schedule for the 2007 race season. For the six months ended June 30, 2007, net sales in the performance racing segment were $7.6 million, an increase of $0.5 million, or 7.0%, from $7.1 million in the comparable prior year period.

For the three months ended June 30, 2007, the performance racing segment reported a loss from operations of $.01 million compared to a loss from operations of $0.5 million in the comparable prior period. The improvement was a result of the increased sales unit volumes partially offset by the effect of product mix. For the six months ended June 30, 2007, the performance racing segment reported a loss from operations of $0.2 million compared to a loss from operations of $0.7 million in the comparable prior year period.

The Company’s discontinued operations, which consisted of the precision components segment for the period ended June 30, 2007 and the precision components and motor segments for the period ended June 30, 2006, reported income after taxes of $0.2 million for the three months ended June 30, 2007, a decrease of $1.2 million, compared to $1.4 million in the comparable prior year period as the remaining activities of the discontinued operations wind down. For the six months ended June 30, 2007, the Company reported income after taxes of $10.9 million compared to $3.3 million in the comparable prior year period.

Working Capital and Liquidity
At June 30, 2007, working capital increased by $18.3 million from December 31, 2006. This increase was largely the result of cash proceeds from the gain on the sale of the precision components segment and increased sales volumes in the friction products segment during the second quarter of 2007 compared to the quarter ended December 31, 2006, which led to higher accounts receivable levels partially offset by reduced inventory levels as of June 30, 2007. As previously announced, the Company initiated its $4.0 million common stock repurchase plan in March 2007. Through June 30, 2007, the Company repurchased 188,535 shares of common stock and spent $2.2 million in connection with its repurchase of such stock under the plan.

Total debt outstanding, including current portion, decreased $1.1 million, to $110.1 million at June 30, 2007, compared to $111.2 million at December 31, 2006 reflecting the payoff of a $1.0 million loan previously outstanding at its operations in China. Cash and marketable securities increased to $93.5 million as of June 30, 2007 from $90.2 million as of March 31, 2007. This increase is after taking into account the payoff of the $1.0 million debt in China and the $2.0 million stock repurchase during the period. As of June 30, 2007 and December 31, 2006, the Company had no borrowings under its $30.0 million revolving credit facility. At June 30, 2007, based on its collateral values, the Company had $20.7 million available for borrowings under the facility.

As previously announced, the Company initiated an offer to purchase approximately $84.9 million of its outstanding 8 ¾% Senior Notes due 2014. The offer to purchase was made pursuant to the Indenture dated as of November 1, 2004, among Hawk Corporation, the guarantors named therein and HSBC Bank USA, National Association, as Trustee, and the provision of the notes. The offer to purchase expired on August 7, 2007. There were $22.9 million notes tendered under the offer to purchase leaving $62.0 million available for general corporate purposes, including acquisitions. After the offer to purchase is completed, the Company will have $87.1 million of Senior Notes outstanding.

Business Outlook
Reflecting the strength of the first half of 2007, the Company is revising its expectations for net sales from the original guidance of between $217.0 million and $222.0 million to a new range of between $224.0 million and $226.0 million. This revised range represents an increase of between 5.6% and 6.6% as compared to revenues of $212.0 million in the fiscal year ended December 31, 2006.

As a result of the stronger expected sales volume and continued operational improvements, we expect income from operations to increase from our original range of between $11.0 million and $14.0 million to a revised range of between $14.0 million and $16.0 million. This new range includes an estimate for legal costs relating to the SEC and DOJ investigations in the second half of the year despite the difficulty of determining this expense with any degree of accuracy.

Mr. Weinberg said, “As we looked at the continued strength of our end markets for the balance of the year, we felt it was appropriate to reflect this strength in our revised full year outlook.” Mr. Weinberg continued, “With the offer to purchase the Senior Notes completed and the funds from the sale of the precision components segment now available to us for general corporate purposes, we will continue to look at strategic acquisition opportunities available to us in the friction products segment as well as targeted sales growth opportunities in our existing core businesses.”

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,100 employees at 11 manufacturing, research, sales and administrative sites in 5 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales and operating earnings. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the Company’s ability to execute its business plan to meet its forecasted results from continuing operations; the Company’s vulnerability to adverse general economic and industry conditions and competition; decisions by the Company regarding the use of proceeds from the sale of its precision components segment, including the Company’s ability to identify suitable acquisition candidates and complete such acquisitions; the Company’s dependence on a limited number of customers for a significant portion of its total revenues; the impact on the Company’s gross profit margins as a result of changes in product mix; the effect of the transfer of manufacturing to lower wage locations by other manufacturers who compete with the Company; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; and, the continuity of business relationships with major customers.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2006, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Thursday August 9, 2007 at 11:00 a.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Joseph J. Levanduski, Vice President - CFO
(216) 861-3553
Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Net sales	$58,940	$53,496	$117,107	$106,313
Cost of sales	44,832	41,923	88,266	85,810
Gross profit	14,108	11,573	28,841	20,503

Selling, technical and administrative expenses	8,616	7,464	17,819	16,130
Amortization of intangibles	182	124	363	248
Total expenses	8,798	7,588	18,182	16,378

Income from operations	5,310	3,985	10,659	4,125

Interest expense	(2,551)	(2,837)	(5,111)	(5,644)
Interest income	1,100	12	1,841	21
Other income (expense), net	(44)	(45)	66	50

Income (loss) from continuing operations before income taxes	3,815	1,115	7,455	(1,448)
Income tax provision (benefit)	1,902	633	3,494	(434)

Income (loss) from continuing operations, after income taxes	1,913	482	3,961	(1,014)
Income from discontinued operations, net of tax	204	1,423	10,942	3,323
Net income	$2,117	$1,905	$14,903	$2,309

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.20	$0.05	$0.41	$(0.11)
Discontinued operations, net of tax	0.02	0.15	1.17	0.35
Net earnings per diluted share	$0.22	$0.20	$1.58	$0.24

Diluted weighted average shares outstanding	9,374	9,539	9,374	9,547

	Three Months Ended June 30		Six Months Ended June 30
Segment data:	2007	2006	2007	2006
Net sales:
Friction products	$55,342	$50,152	$109,517	$99,239
Performance racing	3,598	3,344	7,590	7,074
Total	$58,940	$53,496	$117,107	$106,313

Gross profit:
Friction products	$13,474	$11,029	$27,471	$19,166
Performance racing	634	544	1,370	1,337
Total	$14,108	$11,573	$28,841	$20,503

Depreciation and amortization:
Friction products	$1,938	$1,730	$3,824	$3,451
Performance racing	70	58	134	116
Total	$2,008	$1,788	$3,958	$3,567

Income (loss) from operations:
Friction products	$5,454	$4,500	$10,830	$4,844
Performance racing	(144)	(515)	(171)	(719)
Total	$5,310	$3,985	$10,659	$4,125

Capital expenditures:
Friction products	$1,784	$1,112	$4,273	$3,650
Performance racing	131	23	205	125
Total	$1,915	$1,135	$4,478	$3,775

HAWK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	June 30	December 31
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$46,762	$6,177
Marketable securities	46,709	-
Accounts receivable, net	41,896	34,502
Inventories	36,168	38,890
Deferred tax asset	2,465	2,472
Other current assets	4,158	4,607
Current assets of discontinued operations	-	87,313
Total current assets	178,158	173,961
Property, plant and equipment, net	39,854	39,409
Finite-lived intangible assets	7,521	7,884
Other assets	4,852	8,000
Total assets	$230,385	$229,254

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$22,525	$23,023
Other accrued expenses	20,408	20,269
Short-term debt	-	980
Current portion of long-term debt	114	127
Current liabilities of discontinued operations	-	12,795
Total current liabilities	43,047	57,194
Long-term debt	110,006	110,053
Deferred income taxes	1,027	1,025
Other	14,839	14,253
Shareholders’ equity	61,466	46,729
Total liabilities and shareholders’ equity	$230,385	$229,254

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